Exhibit 99.1

Daseke Reports Results for Third-Quarter 2023 and Updates 2023 Outlook

Advanced strategic capital allocation priorities with additional $20 million term-loan repayment, delivered enhanced operational productivity, and successfully executed One Daseke initiatives

Daseke Further Advanced its Capital Allocation Priorities

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During the quarter, Daseke reduced its term-loan balance by an additional $20 million:
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Year-to-date, Daseke deployed cash on hand to reduce its term-loan balance by $70 million and redeem all Series B-1 shares (13% dividend rate) for $20 million
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Actions deliver on stated commitment to balance sheet strength, reduce associated future cash interest and preferred dividend payments, and further decrease the Company's cost of capital
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Maintained significant liquidity of $189 million, consisting of $77 million in cash balances and $112 million available under revolving credit facility, as of September 30, 2023

Third-Quarter 2023 Highlights (comparisons to second-quarter 2023)

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Net cash provided by operating activities improved to $34 million, compared to $28 million and $31 million in the second and first quarters of 2023, respectively, demonstrating the cash generation power of our business even at cycle lows
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Revenue of $402 million and revenue net of fuel surcharge of $355 million, declined modestly 1% and 2%, respectively, due primarily to a $0.02 rate per mile decline
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Operating ratio of 95% and adjusted operating ratio of 93%, compared to 95% and 92%, respectively
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Net income of $3 million, or $0.02 earnings per diluted share attributable to common stockholders (EPS), compared to $6 million, or $0.07
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Adjusted net income of $8 million, or $0.12 Adjusted EPS, compared to $12 million, or $0.20

Third-Quarter 2023 Highlights (comparisons to third-quarter 2022)

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Revenue of $402 million and revenue net of fuel surcharge of $355 million, declined 13% and 11%, respectively, due primarily to a $0.28 rate per mile decline
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Net income of $3 million, or $0.02 of EPS, compared to $13 million, or $0.17
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Adjusted net income was $8 million, or $0.12 Adjusted EPS, compared to $24 million, or $0.34
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Adjusted EBITDA of $50 million, compared to $65 million, with $7 million of comparative period decline including:
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$5 million as company fuel surcharge revenue decreases outpaced the decrease in company fuel expense
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$2 million reduction in gain on sale, resulting from an oversupply of equipment in the secondary sales market arising from transportation companies reducing excess capacity as new orders arrived and carriers exiting
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Operational efficiency improvements of 0.6% in each consolidated productivity and company fleet utilization, a testament to our team’s focused and deliberate execution especially considering the softer operating environment

Addison, Texas – November 9, 2023 – Daseke, Inc. (NASDAQ: DSKE) (Daseke or the Company), the premier North American transportation solutions specialist dedicated to servicing challenging industrial end markets, today reported financial results for the quarter ended September 30, 2023 and provided an update to its 2023 outlook.

Management Commentary

Jonathan Shepko, Chief Executive Officer of Daseke commented, “Our team remains focused on improving operational performance and deploying the technology components necessary to further our One Daseke transformation. These initiatives are delivering real-time benefits, having already resulted in best-in-class 2019-trough to 2023-trough margin improvement of approximately 32% or 300 basis points. We expect these efforts to translate into greater upside potential as the freight environment firms and recovers. During this third quarter, our core operating successes were muted by diesel price volatility and a waning used equipment market. That is, while our headline print suggests softer performance when compared to prior year period, adjusted for fuel and equipment gain on sale, the Company was in fact able to deliver adjusted EBITDA margins and operating ratios virtually identical to those posted in the third quarter of our record-setting 2022 financials. In this tumultuous freight environment, we are focusing on what we can control and prioritizing our commitment to strengthen our balance sheet while also reducing our high-cost debt."

Shepko continued, "We are actively scrutinizing the cross-cycle durability of the industry verticals, lanes, and customers we serve, as well as the operating companies through which we provide these services. Through this market pressure test, we are optimizing the efficiency of our organization, and are open to trading size for profitability and resiliency in support of our goal to drive long term value for our current and potential shareholders."

"With nine months of the year behind us, our forecast for the remaining months anticipates many of the thematic pressures on financial performance to persist: inflationary headwinds including fuel, an oversupplied used equipment market, a restless owner operator and lease purchase driver pool, and typical seasonal rate softening in an already challenged environment. We do believe in the adage, ‘the cure for low prices is low prices’, and this cycle will eventually correct in a meaningful way, even without an external catalyst. We will likely not be beneficiaries of this recovery until 2024, and as such we are adjusting our 2023 full-year adjusted EBITDA outlook to $185 to $190 million, which implies a fourth quarter of $35 to $40 million. Furthermore, we are updating our net capital expenditure guidance to $155 to $160 million, which is higher than previous guidance of $135 to $145 million. This update is largely due to the timing of equipment deliveries based upon delivery delays in the first half of the year, and our ongoing discussions with OEMs. While we were expecting a continuing lag in 2023 equipment deliveries, in recent months, the OEMs have committed to fulfilling our original 2023 orders and hence, we now expect to realize our original capital budget. Additionally, the secondary equipment market has impacted our cash proceeds, which is also contributing to a modest increase in our net capital guidance. As we prepare for the impending upcycle, these expenditures position our company with a younger fleet, which reduces operating and maintenance costs, increases up-time and allows us to attract and retain some of the best drivers in the industry. Our 2024 ambition is to continue to be cash flow positive regardless of the market environment. With that in mind, we intend for our future capital expenditures to have an upper bound within our projected discretionary cashflow, and we will remain focused on deleveraging our balance sheet and holding sacrosanct the durability of our Company."

2023 Updated Outlook

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Adjusted EBITDA of $185 million to $190 million, lower than the previously guided range of $200 million to $210 million, primarily linked to:
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seasonal softening of a challenged rate environment, inflationary headwinds including fuel, a soft secondary market for equipment sales, and owner operator drivers seeking higher rates
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Capital expenditures, net of property and equipment sales, $155 million to $160 million, an increase from prior guidance of $135 million to $145 million, given:
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the expected fulfillment our original 2023 orders, and lower cash proceeds generated by equipment sales into an oversupplied secondary market
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expenditures provide a lower age fleet in preparation for the impending upcycle and reduce the cost of tractor ownership, especially in terms of operating and maintenance costs

Third-Quarter 2023 Consolidated Financial Results (comparisons to third-quarter 2022)

Total revenue in the third quarter of 2023 ("current-year quarter") was $402.3 million compared to $462.8 million in the third quarter of 2022 ("prior-year quarter") as revenue gains from Daseke's intentional shift toward loading the company-owned fleet and incremental logistics service offerings were more than offset by revenue declines in owner-operator freight, brokerage, and fuel surcharge. Revenue declines in the current-year quarter were primarily driven by the ongoing deceleration in available freight volumes and freight rates across the transportation industry, and lower diesel prices that reduced fuel surcharge revenue. This deceleration in demand and its impact on freight rates was evident in the $0.28 rate per mile (RPM) decrease to $2.83 in the current-year quarter. Daseke responded to these trends by providing increased capacity to strategically prioritize loads on the company-owned fleet for improved margin capture. These additions delivered a $0.1 million increase in company-freight revenue to $168.7 million, and an 8.5% increase in company miles driven to 59.0 million miles. Strong commercial efforts in the current-year quarter captured $1.2 million of incremental logistics revenue. Total miles driven increased 2.1% to 98.0 million, as an increase in company miles more than offset a decline in owner-operator miles.

Operating expenses were $382.3 million in the third quarter of 2023, reflecting a $48.3 million reduction over the prior-year quarter. Operating expense reductions were primarily in purchased freight and salaries, wages, and employee benefits. Purchased freight expense decreased with the reduction in both owner-operator miles and rate, and lower brokerage revenue. Salaries, wages and employee benefits expenses decreased $7.3 million primarily due to the reduction in stock compensation, lower severance costs, and reductions in support staff across the company. The decline in total revenue outpaced the improvement in operating expenses in the current-year quarter, and resulted in a consolidated operating ratio (OR) of 95.0%, compared to 93.0% in the prior-year quarter. Income from operations in the third quarter of 2023 was $20.0 million, compared to $32.2 million in the prior-year quarter, as the decline in total revenue exceeded the reduction in operating expenses. Adjusted operating ratio (Adjusted OR, defined as Adjusted operating expenses, net of fuel surcharge, as a percentage of Net revenue) was 93.4% in the current-year quarter.

Net income for the third quarter of 2023 was $3.2 million, and after consideration of the Series A and Series B preferred stock dividends, net income attributable to common stockholders was $1.1 million, or $0.02 of EPS, compared to the prior-year quarter net income of $12.6 million and net income attributable to common stockholders of $11.3 million, or $0.17 of EPS. The reduction in net income was primarily attributable to the aforementioned decline in income from operations and $3.8 million of incremental net interest expense, partially offset by lower income tax expense. The $3.8 million of incremental net interest expense primarily resulted from the impact of rising interest rates on our floating-rate debt obligations. With regard to EPS, approximately $0.10 of comparative-period decline related to the incremental net-interest expense plus the $0.8 million in cash dividends associated with Series B preferred shares issued in November of 2022. Adjusted primarily for stock-based compensation, business transformation expenses, and the amortization of intangible assets in the current-year quarter, Adjusted net income was $7.8 million and Adjusted net income attributable to common stockholders was $5.7 million, or $0.12 of Adjusted EPS, compared to $24.1 million of Adjusted net income and $24.1 million of Adjusted net income attributable to common stockholders, or $0.34 of Adjusted EPS.

In the third quarter of 2023, the Company reported Adjusted EBITDA of $50.2 million, compared to $64.8 million, primarily due to freight rate declines, combined with the rapid increase in diesel prices in the current-year quarter and a weakened secondary market for revenue equipment sales. During the third quarter of 2023, company fuel expense net of fuel surcharge revenue increased by nine cents per company mile as compared to the same period in 2022. This resulted in approximately $5.0 million of adjusted EBITDA reduction in the current year period, as compared to the prior year period. While fuel surcharge is expected to be neutral to earnings over the long term, it lags current market when diesel prices quickly rise or fall significantly. Current quarter adjusted EBITDA was also impacted by lower realized prices on equipment sales, which reduced third quarter 2023 gain on sale by $2.3 million versus third quarter 2022. Realized prices were lower due to an oversupply of equipment in the market, arising from transportation companies reducing excess capacity as new orders arrived and carriers exited.

Third-Quarter 2023 Segment Results (comparisons to third-quarter 2022)

Specialized Solutions Segment– During the third quarter of 2023, Specialized Solutions segment revenue was $238.7 million, a $29.9 million decrease compared to the prior-year quarter. The $29.9 million decline was due primarily to a $18.9 million decline in owner-operator freight and brokerage revenue, and $9.3 million in lower fuel surcharge revenue associated with lower diesel prices. Correlating with the ongoing softness in load availability across the transportation industry, Specialized Segment total loads, which include brokerage, declined by 7.4%. Despite challenging market trends, company miles as a percent of total miles increased by 4.5% and company-loaded miles as a percent of loaded miles increased by 5.5%, as the Company continued to prioritize asset productivity, which is a key indicator of the asset-right strategy. Compared to the prior-year quarter, Specialized Solutions increased its average length of haul by 7.1% and average total tractors by 3.6%, while maintaining its total miles driven, deadhead, and miles per seated tractor per day flat to the prior year period. During the quarter, this segment experienced a slight 1.8% increase in unseated, despite the decline in freight demand, a testament to the operational focus across the team. Strength observed in the agriculture, mining, automotive, and aerospace end markets was more than offset by declines primarily in the high-security cargo, glass and construction end markets. In the current-year quarter, segment RPM was $3.31, $0.31 lower than the prior-year quarter and only $0.02 lower than the second quarter of 2023.

Operating expenses were $223.8 million in the third quarter of 2023, reflecting a $21.1 million reduction compared to the prior-year quarter. Operating expense decreases primarily related to purchased freight and salaries, wages and employee benefits. The decline in total revenue outpaced the improvement in operating expenses in the current-year quarter and resulted in a 260 basis-point increase in OR to 93.8%. Adjusted primarily for stock-based compensation and business transformation expenses in the current-year quarter, Adjusted OR was 92.1%, compared to the near-cycle-peak of 87.4% in the prior-year quarter.

In the third quarter of 2023, net income decreased to $4.2 million, from $10.6 million in the prior-year quarter, primarily due to lower income from operations. In the current-year quarter, Adjusted EBITDA was $31.1 million, compared to $41.8 million. Current quarter adjusted EBITDA was impacted by increased net fuel expense of nine cents per mile this quarter, resulting in a $4 million reduction in adjusted EBITDA as compared to the prior-year quarter.

Flatbed Solutions Segment– During the third quarter of 2023, Flatbed Solutions revenue was $163.6 million, compared to $194.2 million, as increased company freight and logistics revenues were more than offset by lower brokerage, owner-operator freight, and fuel surcharge revenue. Company freight revenue increased 5.4%, with a 17.3% increase in company miles driven due to the intentional shift to company tractors and a 2% improvement in company seated tractors, which combined to partially offset a 10.1% decrease in the company RPM. Owner-operator freight decreased 11.2% due to a shift toward company-owned assets, and decreases in miles driven and owner-operator RPM. Our asset-right strategy typically amplifies use of brokerage service in strong rate environments; accordingly, brokerage revenue decreased 41.7% in the current-year quarter. Despite ongoing challenges in the macro flatbed rate environment, illustrated by the 8.9% degradation in RPM to $2.36, Flatbed Solutions delivered a 6% increase in miles per seated tractor to partially offset the RPM decline. As compared to the prior-year quarter, Flatbed Solutions increased its total miles driven by 4.0% and average length of haul by 6.9%, improved deadhead by 1.2%, and added 0.9% more tractors to the fleet, while only realizing 0.8% increase in unseated. Strength primarily in the mining and automotive end markets were more than offset by declines primarily in the construction, manufacturing, and steel end markets.

Operating expenses were $158.5 million in the third quarter of 2023, reflecting a $27.2 million decline over the prior-year quarter. The reduction in operating expense was primarily related to lower purchased freight. The decline in revenue outpaced improvement in operating expenses in the current-year quarter and resulted in a 130 basis-point increase in OR to 96.9%. Adjusted primarily for business transformation, stock-based compensation expenses, and the amortization of intangibles in the current quarter, Adjusted OR was 95.3%, compared to 91.9%.

Segment net loss was $1.0 million in the third quarter of 2023, as lower expenses were more than offset by the revenue decline, compared to net income of $2.0 million. Adjusted EBITDA was $19.1 million, compared to $23.0 million. Current quarter Adjusted EBITDA was impacted by the previously mentioned nine cents per mile of increased net fuel expense, resulting in a $1.5 million reduction in Adjusted EBITDA as compared to the same period in 2022. Nearly all the aforementioned decreased gain on sale, $2.0 million, was realized in the flatbed segment. The combined impact of these two trends was $3.5 million, comprising a majority of the $3.9 million comparative period reduction in adjusted EBITDA.

Cash, Liquidity, and Capital Allocation Summary

During the current-year quarter, Daseke voluntarily reduced its term-loan balance with a $20.0 million cash prepayment, decreasing associated future interest expense. Total debt was $657.9 million as of September 30, 2023, $5.3 million higher than June 30, 2023, as the term-loan repayment was more than offset by additional equipment loans. At the end of the third quarter, the interest rate on the term loan was 9.4%, while the weighted average interest rate for equipment was 5.4%. The Company remains committed to reducing higher cost components of its capital structure, thereby reducing gross debt and lowering ongoing cash interest costs.

As of September 30, 2023, Daseke reported cash and cash equivalents of $77.2 million, as well as $112.2 million available under its revolving credit facility, for total available liquidity of $189.4 million.

For the third quarter 2023, net cash provided by operating activities was $33.6 million, cash capital expenditures were $8.1 million, and cash proceeds from the sale of property and equipment were $6.4 million, with net cash provided by operating activities reflecting improvement as compared to the first and second quarters of 2023. Additionally, capital expenditures financed with debt were $52.1 million.

Conference Call

Daseke will hold a conference call today at 11:00 a.m. Eastern time to discuss its third-quarter 2023 results and provide an update to its 2023 outlook. Investors, analysts, and members of the media interested in listening to the live presentation are encouraged to join a webcast of the call, with this link: https://edge.media-server.com/mmc/p/6xzqpdvm. An accompanying presentation is available on the Investors section of the Company’s website, www.daseke.com, under Events & Presentations. A replay of the conference call will be available a few hours after the event on the Investors section of the Company’s website, under Events & Presentations.

About Daseke, Inc.

Daseke, Inc. is the premier North American transportation solutions specialist dedicated to servicing challenging industrial end-markets. Daseke offers comprehensive, best-in-class services to a diversified portfolio of many of North America’s most respected industrial shippers. For more information, please visit www.daseke.com.

Segment Recast Information

During the fourth quarter of 2022, the Company began reporting segment results to its chief operating decision maker with intersegment revenues and expenses eliminated at the applicable reportable segment level, as well as corporate costs allocated to its two reportable segments, based upon respective reportable segment revenue. Previously, the Company had disclosed a corporate segment, which was not an operating segment and included certain acquisition transaction expenses, corporate salaries, interest expense, and other corporate administrative expenses and intersegment eliminations. As a result of this change, the Company has presented segment results recast for the three and nine months ended September 30, 2022 in this news release. In addition, in the Reportable Segments Note in its upcoming Quarterly Report on Form 10-Q, the Company will present recast prior period segment results to reflect the allocated corporate and intersegment costs.

Use of Non-GAAP Measures

This news release includes non-GAAP financial measures for the Company and its reporting segments, including Adjusted EBITDA, Adjusted EBITDA margin, Adjusted income from operations, Adjusted net income (loss), Adjusted net income (loss) attributable to common stockholders, Adjusted EPS, Adjusted Operating Ratio, and Net revenue.

Please note that the non-GAAP measures described below are not a substitute for, or more meaningful than, net income (loss), net income (loss) margin, income from operations, net income (loss) attributable to common stockholders, EPS, operating ratio, cash flows from operating activities, revenue, or any other measure prescribed by GAAP, and there are limitations to using non-GAAP measures. Certain items excluded from these non-GAAP measures are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital, tax structure, and the historic costs of depreciable assets. Also, other companies in Daseke’s industry may define these non-GAAP measures differently than Daseke does, and as a result, it may be difficult to use these non-GAAP measures to compare the performance of those companies to Daseke’s performance. Because of these limitations, these non-GAAP measures should not be considered a measure of the income generated by Daseke’s business or discretionary cash available to it to invest in the growth of its business. Daseke’s management compensates for these limitations by relying primarily on Daseke’s GAAP results and using these non-GAAP measures supplementally.

The reconciliation of these non-GAAP measures to the nearest comparable GAAP measures are found in the tables below.

Adjusted EBITDA and Adjusted EBITDA Margin

Daseke defines Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest expense, net, (iii) income taxes, and (iv) other material items that management believes do not reflect our core operating performance. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net revenue.

Previously, the Company defined Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue. However, beginning with the first quarter of 2023, the Company revised the definition in order to remove the impact of fuel surcharge revenues, which is often volatile and eliminating the impact of this source of revenue affords a more consistent basis for comparing Adjusted EBITDA margin between periods. Adjusted EBITDA margin presented in this news release for the comparative period also has been adjusted based on the revised definition.

We have not reconciled non-GAAP forward-looking measures to their corresponding GAAP measures because certain items that impact these measures are unavailable or cannot be reasonably predicted without unreasonable efforts. In particular, we have not reconciled our expectations as to forward-looking Adjusted EBITDA to net income due to the difficulty in making an accurate projection as to stock-based compensation expense. Stock-based compensation expense is affected by future hiring, turnover, and retention needs, as well as the future fair market value of our common stock and performance stock units. In addition, many of our performance stock units are classified as liabilities which vest upon the achievement of specific performance-based conditions related to the Company’s financial performance over a three-year period, modified based on the Company’s relative total stockholder return, all of which is difficult to predict and require quarterly adjustments to their fair value performed by outside specialists. The actual amount of the excluded stock-based compensation expense will have a significant impact on our GAAP net income; accordingly, a reconciliation of forward-looking Adjusted EBITDA to net income is not available without unreasonable efforts.

The Company’s board of directors and executive management team use Adjusted EBITDA and Adjusted EBITDA margin as key measures of the Company's performance and for business planning. Adjusted EBITDA and Adjusted EBITDA margin assist them in comparing the Company’s operating performance over various reporting periods on a consistent basis because they remove from the Company’s operating results the impact of items that, in their opinion, do not reflect the Company’s core operating performance. Adjusted EBITDA and Adjusted EBITDA margin also allow the Company to more effectively evaluate its operating performance by comparing the results of operations against its peers without regard to its or its peers’ financing method or capital structure. The Company’s method of computing Adjusted EBITDA is substantially consistent with that used in its debt covenants and is also routinely reviewed by its executive management for that purpose. The Company believes its presentation of Adjusted EBITDA and Adjusted EBITDA margin is useful because it provides investors and industry analysts the same information that the Company uses internally for purposes of assessing its core operating performance.

Adjusted Net Income (Loss), Adjusted Net Income (Loss) Attributable to Common Stockholders and Adjusted EPS

Daseke defines (i) Adjusted net income (loss) as net income (loss) adjusted for material items that management believes do not reflect our core operating performance, (ii) Adjusted net income (loss) attributable to common stockholders as the numerator for diluted EPS - adjusted net income available to common stockholders - two class method and (iii) Adjusted EPS as Adjusted net income (loss) available to common stockholders divided by the weighted average number of shares of common stock outstanding during the period under the two-class method.

The Company’s board of directors and executive management team use these measures as key measures of its performance and for business planning. These measures assist them in comparing its operating performance over various reporting periods on a consistent basis because it removes from operating results the impact of items that, in its opinion, do not reflect the Company’s core operating performance. The Company believes its presentation of these measures is useful because it provides investors and industry analysts the same information that it uses internally for purposes of assessing its core operating performance.

Adjusted Income (Loss) from Operations and Adjusted Operating Ratio

The Company defines Adjusted income (loss) from operations as (a) total revenue less (b) Adjusted operating expenses. The Company defines Adjusted operating expenses as total operating expenses, less material items that management believes do not reflect our core operating performance. The Company defines Adjusted OR as Adjusted operating expenses, less fuel surcharge revenue as a percentage of net revenue.

Previously, the Company defined Adjusted OR as Adjusted operating expenses as a percentage of total revenue. However, beginning with the first quarter of 2023, the Company revised the definition in order to remove the impact of fuel surcharge revenues, which is often volatile and eliminating the impact of this source of revenue affords a more consistent basis for comparing Adjusted OR between periods. Adjusted OR presented in this news release for the comparative period also has been adjusted based on the revised definition.

The Company’s board of directors and executive management team view these non-GAAP measures and their key drivers of revenue quality, growth, expense control, and operating efficiency as very important measures of the Company’s performance. These measures assist them in comparing the Company’s performance over various reporting periods on a consistent basis because they remove from operating results the impact of items that, in its opinion, do not reflect the Company’s core operating performance. The Company believes its presentation of these non-GAAP measures are useful because they provide investors and industry analysts the same information that it uses internally for purposes of assessing its core operating profitability. In addition, fuel surcharge revenue is often volatile and eliminating the impact of this source of revenue from Adjusted OR affords a more consistent basis for comparing this ratio between periods.

Net Revenue

Daseke defines Net revenue as revenue less fuel surcharge (FSC). The Company’s board of directors and executive management team use Net revenue to help assess the Company’s revenue excluding the impact of fuel surcharge, which often fluctuates with fuel cost. The Company believes that the presentation of Net revenue is useful to investors because fuel surcharge is often volatile and eliminating the impact of this source of revenue affords a more consistent basis for comparing its revenue between periods.

Management’s View of Core Operating Performance

In the non-GAAP measures discussed above, management refers to certain material items that management believes do not reflect the Company’s core operating performance, which management believes represents its performance in the ordinary, ongoing and customary course of its operations. Management views the Company’s core operating performance as its operating results excluding the impact of items including, but not limited to, stock-based compensation, impairments, amortization of intangible assets, restructuring and business transformation costs, severance, and all income and expenses related to the Aveda Transportation and Energy Services (Aveda) business. Management believes excluding these items enables investors to evaluate more clearly and consistently the Company’s core operating performance in the same manner that management evaluates its core operating performance. While we have excluded these items from certain historical non-GAAP financial measures, there is no guarantee that the items excluded from non-GAAP financial measures will not continue into future periods. For example, we expect to continue to incur charges for restructuring and business transformation costs as the Company continues its strategic initiatives to integrate our operating companies into a subset of our highest-performing platform companies, which may also result in additional impairment charges and severance costs.

Although Daseke ceased generating revenues from its Aveda business and completed the wind-down of Aveda operations in 2020, the Company continued to recognize certain income and expenses from the Aveda business in 2022 and 2023. Such income and expenses relate primarily to, but are not limited to, workers compensation claims and insurance proceeds. The impact of the Aveda business is not material or meaningful to a discussion of the Company’s operating results or financial condition. Accordingly, the income and expenses from the Aveda business are considered as items that management believes do not reflect core operating performance. Such income and expenses can be identified in the non-GAAP reconciliations under the adjustment called Aveda expenses, net and Aveda operating expenses, net.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “may,” “will,”

“expect,” “anticipate,” “continue,” “estimate,” “project,” “believe,” “plan,” “should,” “could,” “would,” “forecast,” “seek,” “target,” “predict,” and “potential,” the negative of these terms, or other comparable terminology. Projected financial information, including our guidance outlook, are forward-looking statements. Forward-looking statements may also include statements about the Company’s goals, business strategy and plans; the Company’s financial strategy, liquidity and capital required for its business strategy and plans; the Company’s competition and government regulations; general economic conditions; and the Company’s future operating results.

These forward-looking statements are based on information available as of the date of this release, and current expectations, forecasts, and assumptions. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that the Company anticipates. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Readers are cautioned not to place undue reliance on the forward-looking statements.

Forward-looking statements are subject to risks and uncertainties (many of which are beyond our control) that could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, general economic and business risks, such as downturns in customers’ business cycles and recessionary economic cycles, changes in customers’ inventory levels and in the availability of funding for their working capital, disruptions in capital and credit markets, inflationary cost pressures and rising interest rates; the Company’s ability to adequately address downward pricing and other competitive pressures; the Company’s insurance or claims expense; driver shortages and increases in driver compensation or owner-operator contracted rates; fluctuations in the price or availability of diesel fuel; increased prices for, or decreases in the availability of, new revenue equipment and decreases in the value of used revenue equipment; supply chain disruptions and constraints generally; seasonality and the impact of weather and other catastrophic events; the Company’s ability to secure the services of third-party capacity providers on competitive terms; loss of key personnel; a failure of the Company’s information systems, including disruptions or failures of services essential to our operations or upon which our information technology platforms rely, data or other security breach, or cybersecurity incidents; the Company’s ability to execute and realize all of the expected benefits of its integration, business improvement and comprehensive restructuring plans; the Company’s ability to realize all of the intended benefits from acquisitions or investments; the Company’s ability to complete divestitures successfully; the Company’s ability to generate sufficient cash to service all of the Company’s indebtedness and the Company’s ability to finance its capital requirements; changes in existing laws or regulations, including environmental and worker health safety laws and regulations and those relating to tax rates or taxes in general; the impact of governmental regulations and other governmental actions related to the Company and its operations; and litigation and governmental proceedings. Additional risks or uncertainties that are not currently known to us, that we currently deem to be immaterial, or that could apply to any company could also materially adversely affect our business, financial condition, or future results. For additional information regarding known material factors that could cause our actual results to differ from those expressed in forward-looking statements, please see Daseke’s filings with the Securities and Exchange Commission, available at www.sec.gov, including Daseke’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, particularly the section titled “Risk Factors”.

Investor Relations

Adrianne D. Griffin

Vice President, Investor Relations and Treasurer

(469) 626-6980

investors@daseke.com

DASEKE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

(Dollars in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenues:
Company freight	$168.7	$168.6	$499.9	$492.4
Owner operator freight	108.2	130.0	333.2	397.7
Brokerage	63.1	85.3	186.9	255.4
Logistics	15.0	13.8	45.2	39.2
Fuel surcharge	47.3	65.1	144.2	180.4
Total revenue	402.3	462.8	1,209.4	1,365.1

Operating expenses:
Salaries, wages and employee benefits	97.3	104.6	308.6	299.3
Fuel	37.3	40.0	105.3	120.4
Operations and maintenance	44.0	43.8	129.4	120.2
Purchased freight	137.3	180.3	425.3	548.9
Administrative	20.4	17.8	55.4	52.8
Taxes and licenses	4.0	3.9	11.9	11.6
Insurance and claims	16.2	20.0	49.1	61.0
Acquisition-related transaction expenses	—	0.4	1.2	3.7
Depreciation and amortization	28.3	23.9	79.3	68.2
Gain on disposition of property and equipment	(2.6)	(4.9)	(11.0)	(14.0)
Impairment	—	—	1.5	7.8
Restructuring	0.1	0.8	0.4	2.0
Total operating expenses	382.3	430.6	1,156.4	1,281.9
Income from operations	20.0	32.2	53.0	83.2

Other expense (income):
Interest income	(1.1)	(0.7)	(3.7)	(1.5)
Interest expense	13.4	9.2	39.1	23.8
Change in fair value of warrant liability	—	—	—	(4.7)
Other	(0.1)	1.2	(0.6)	1.3
Total other expense	12.2	9.7	34.8	18.9

Income before income taxes	7.8	22.5	18.2	64.3
Income tax expense	4.6	9.9	8.8	21.0
Net income	3.2	12.6	9.4	43.3
Other comprehensive income (loss):
Foreign currency translation adjustments	(0.5)	(0.4)	—	(0.5)
Comprehensive income	$2.7	$12.2	$9.4	$42.8

Net income	$3.2	$12.6	$9.4	$43.3
Less dividends to Series A convertible preferred stockholders	(1.3)	(1.3)	(3.7)	(3.7)
Less dividends to Series B perpetual preferred stockholders	(0.8)	—	(3.6)	—
Net income attributable to common stockholders	$1.1	$11.3	$2.1	$39.6
Earnings per common share:
Basic	$0.02	$0.18	$0.05	$0.62
Diluted	$0.02	$0.17	$0.04	$0.60
Weighted-average common shares outstanding:
Basic	46,089,770	63,535,897	45,588,585	63,301,446
Diluted	47,608,158	66,270,641	47,613,017	66,266,666
Dividends declared per Series A convertible preferred share	$1.91	$1.91	$5.72	$5.72
Dividends declared per Series B perpetual preferred share	$17.50	$—	$57.44	$—

DASEKE, INC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions, except per share data)

	September 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$77.2	$153.4
Accounts receivable, net of allowance of $1.9 and $2.3 at September 30, 2023 and December 31, 2022, respectively	185.6	179.0
Drivers’ advances and other receivables	10.3	7.9
Other current assets	38.8	37.9
Total current assets	311.9	378.2

Property and equipment, net	557.6	488.3
Intangible assets, net	75.2	80.6
Goodwill	137.3	137.3
Right-of-use assets	101.2	107.6
Other non-current assets	3.4	3.4
Total assets	$1,186.6	$1,195.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19.2	$14.7
Accrued expenses and other liabilities	53.4	44.9
Accrued payroll, benefits and related taxes	28.4	30.8
Accrued insurance and claims	47.4	40.6
Current portion of long-term debt	95.2	78.4
Current operating lease liabilities	33.1	34.4
Total current liabilities	276.7	243.8

Line of credit	—	—
Long-term debt, net of current portion	558.2	582.3
Deferred tax liabilities	96.4	95.0
Non-current operating lease liabilities	74.3	79.6
Other non-current liabilities	1.7	1.7
Total liabilities	1,007.3	1,002.4

Commitments and contingencies

Stockholders’ equity:
Preferred stock, 10,000,000 total preferred shares authorized:
Series A convertible preferred stock, $0.0001 par value; 650,000 shares issued and outstanding with liquidation preference of $65.0 at September 30, 2023 and December 31, 2022	65.0	65.0
Series B perpetual preferred stock, $0.0001 par value; 47,597 shares issued and outstanding with liquidation preference of $47.6 at September 30, 2023 and 67,597 shares issued and outstanding with liquidation preference of $67.6 at December 31, 2022	47.6	67.6
Common stock, par value $0.0001 per share; 250,000,000 shares authorized, 46,323,242 and 45,028,041 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	—	—
Additional paid-in-capital	297.3	293.1
Accumulated deficit	(230.2)	(232.3)
Accumulated other comprehensive loss	(0.4)	(0.4)
Total stockholders’ equity	179.3	193.0
Total liabilities and stockholders’ equity	$1,186.6	$1,195.4

DASEKE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in millions)

	Nine Months Ended
	September 30,
	2023	2022
Cash flows from operating activities
Net income	$9.4	$43.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	74.5	63.0
Amortization of intangible assets	4.8	5.2
Amortization of deferred financing fees	1.9	0.9
Non-cash operating lease expense	(0.1)	—
Change in fair value of warrant liability	—	(4.7)
Stock-based compensation expense	5.3	8.8
Deferred taxes	1.2	2.6
Bad debt expense (recovery)	(0.1)	0.7
Gain on disposition of property and equipment	(11.0)	(14.0)
Impairment	1.5	7.8
Changes in operating assets and liabilities:
Accounts receivable	(6.5)	(34.1)
Drivers’ advances and other receivables	(2.4)	(3.1)
Other current assets	(0.9)	(3.7)
Accounts payable	5.4	3.5
Accrued expenses and other liabilities	9.5	30.5
Net cash provided by operating activities	92.5	106.7

Cash flows from investing activities
Purchases of property and equipment	(25.6)	(33.4)
Proceeds from sale of property and equipment	24.6	28.0
Cash paid for acquisitions, net of cash received	—	(19.1)
Net cash used in investing activities	(1.0)	(24.5)

Cash flows from financing activities:
Advances on line of credit	1,191.4	1,356.9
Repayments on line of credit	(1,191.4)	(1,356.9)
Principal payments on long-term debt	(140.1)	(49.0)
Exercise of stock options, net	0.2	0.8
Exercise of warrants	—	9.4
Series A convertible preferred stock dividends	(3.7)	(3.7)
Series B perpetual preferred stock dividends	(4.2)	—
Series B perpetual preferred stock redemption	(20.0)	—
Net cash used in financing activities	(167.8)	(42.5)

Effect of exchange rates on cash and cash equivalents	0.1	1.1

Net (decrease) increase in cash and cash equivalents	(76.2)	40.8
Cash and cash equivalents – beginning of period	153.4	147.5
Cash and cash equivalents – end of period	$77.2	$188.3

DASEKE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS – (Continued)

(Unaudited)

(Dollars in millions)

	Nine Months Ended
	September 30,
	2023	2022
Supplemental disclosure of cash flow information
Cash paid for interest	$37.2	$23.1
Cash paid for income taxes	$2.4	$19.8

Noncash investing and financing activities
Property and equipment acquired with debt or finance lease obligations	$130.9	$93.7
Right-of-use assets acquired	$24.0	$27.8
Accrued share repurchase excise taxes	$0.1	$—

Daseke, Inc. and Subsidiaries
Consolidated Supplemental Information
(Unaudited)
(Dollars in millions, except rate per mile and revenue per tractor)

	Three Months Ended September 30,
	2023		2022		Change
	Amount	%	Amount	%	Absolute	Relative
REVENUE:
Company freight	$168.7	41.9%	$168.6	36.4%	$0.1	0.1%
Owner operator freight	108.2	26.9	130.0	28.1	(21.8)	(16.8)
Brokerage	63.1	15.7	85.3	18.4	(22.2)	(26.0)
Logistics	15.0	3.7	13.8	3.0	1.2	8.7
Fuel surcharge	47.3	11.8	65.1	14.1	(17.8)	(27.3)
Total revenue	$402.3	100.0%	$462.8	100.0%	$(60.5)	(13.1)%

OPERATING EXPENSES:
Salaries, wages and employee benefits	$97.3	24.2%	$104.6	22.6%	$(7.3)	(7.0)%
Fuel	37.3	9.3	40.0	8.6	(2.7)	(6.8)
Operations and maintenance	44.0	10.9	43.8	9.5	0.2	0.5
Purchased freight	137.3	34.1	180.3	39.0	(43.0)	(23.8)
Administrative	20.4	5.1	17.8	3.8	2.6	14.6
Taxes and licenses	4.0	1.0	3.9	0.8	0.1	2.6
Insurance and claims	16.2	4.0	20.0	4.3	(3.8)	(19.0)
Acquisition-related transaction expenses	—	—	0.4	0.1	(0.4)	(100.0)
Depreciation and amortization	28.3	7.0	23.9	5.2	4.4	18.4
Gain on disposition of revenue property and equipment	(2.6)	(0.6)	(4.9)	(1.1)	2.3	(46.9)
Restructuring	0.1	—	0.8	0.2	(0.7)	(87.5)
Total operating expenses	$382.3	95.0%	$430.6	93.0%	$(48.3)	(11.2)%

INCOME FROM OPERATIONS	$20.0	5.0%	$32.2	7.0%	$(12.2)	(37.9)%
ADJUSTED INCOME FROM OPERATIONS(1)	$23.5	5.8%	$42.7	9.2%	$(19.2)	(45.0)%

Other expense (income):
Interest income	$(1.1)	(0.3)%	$(0.7)	(0.2)%	$(0.4)	57.1%
Interest expense	13.4	3.3	9.2	2.0	4.2	45.7
Other	(0.1)	—	1.2	0.3	(1.3)	(108.3)
Total other expense	$12.2	3.0%	$9.7	2.1%	$2.5	25.8%

Income before income taxes	$7.8	1.9%	$22.5	4.9%	$(14.7)	(65.3)%
Income tax expense	4.6	1.1	9.9	2.1	(5.3)	(53.5)
Net income	$3.2	0.8	$12.6	2.7	$(9.4)	(74.6)

OPERATING STATISTICS:
Company miles	59.0		54.4		4.6	8.5%
Owner operator miles	39.0		41.6		(2.6)	(6.3)
Total miles (in millions)(2)	98.0		96.0		2.0	2.1%

Rate per mile(3)	$2.83		$3.11		$(0.28)	(9.0)%
Revenue per tractor(4)	$56,400		$62,200		$(5,800)	(9.3)
Operating ratio	95.0%		93.0%
Adjusted Operating Ratio(5)	93.4%		89.3%

Company owned tractors, at quarter-end	3,051		2,799		252	9.0%
Owner operator tractors, at quarter-end	1,894		2,042		(148)	(7.2)
Number of trailers, at quarter-end	11,045		11,028		17	0.2%

Company owned tractors, average for the quarter	3,026		2,748		278	10.1%
Owner operator tractors, average for the quarter	1,880		2,049		(169)	(8.2)
Total tractors, average for the quarter	4,906		4,797		109	2.3%

(1) Refer to Reconciliation of Income from Operations to Adjusted Income from Operations.
(2) Miles are estimated based on information received as the date of filing. Miles may change quarter to quarter when final information is received from each operating segment.
(3) Rate per mile is the period’s revenue less fuel surcharge, brokerage and logistics revenues divided by total number of company and owner operator miles driven in the period.
(4) Revenue per tractor is the period’s revenue less fuel surcharge, brokerage and logistics revenues divided by the average number of tractors in the period, including owner operator tractors.
(5) Refer to Reconciliation of Operating Ratio to Adjusted Operating Ratio.

Daseke, Inc. and Subsidiaries
Consolidated Supplemental Information
(Unaudited)
(Dollars in millions, except rate per mile and revenue per tractor)

	Nine Months Ended September 30,
	2023		2022		Increase (Decrease)
	Amount	%	Amount	%	Absolute	Relative
REVENUE:
Company freight	$499.9	41.3%	$492.4	36.1%	$7.5	1.5%
Owner operator freight	333.2	27.6	397.7	29.1	(64.5)	(16.2)
Brokerage	186.9	15.5	255.4	18.7	(68.5)	(26.8)
Logistics	45.2	3.7	39.2	2.9	6.0	15.3
Fuel surcharge	144.2	11.9	180.4	13.2	(36.2)	(20.1)
Total revenue	$1,209.4	100.0%	$1,365.1	100.0%	$(155.7)	(11.4)%

OPERATING EXPENSES:
Salaries, wages and employee benefits	$308.6	25.5%	$299.3	21.9%	$9.3	3.1%
Fuel	105.3	8.7	120.4	8.8	(15.1)	(12.5)
Operations and maintenance	129.4	10.7	120.2	8.8	9.2	7.7
Purchased freight	425.3	35.2	548.9	40.2	(123.6)	(22.5)
Administrative	55.4	4.6	52.8	3.9	2.6	4.9
Taxes and licenses	11.9	1.0	11.6	0.8	0.3	2.6
Insurance and claims	49.1	4.1	61.0	4.5	(11.9)	(19.5)
Acquisition-related transaction expenses	1.2	0.1	3.7	0.3	(2.5)	(67.6)
Depreciation and amortization	79.3	6.6	68.2	5.0	11.1	16.3
Gain on disposition of revenue property and equipment	(11.0)	(0.9)	(14.0)	(1.0)	3.0	(21.4)
Impairment	1.5	0.1	7.8	0.6	(6.3)	(80.8)
Restructuring charges	0.4	—	2.0	0.1	(1.6)	(80.0)
Total operating expenses	$1,156.4	95.6%	$1,281.9	93.9%	$(125.5)	(9.8)%

INCOME FROM OPERATIONS	$53.0	4.4%	$83.2	6.1%	$(30.2)	(36.3)%
ADJUSTED INCOME FROM OPERATIONS(1)	74.4	6.2	122.0	8.9	(47.6)	(39.0)

Other expense:
Interest income	$(3.7)	(0.3)%	$(1.5)	(0.1)%	$(2.2)	146.7%
Interest expense	39.1	3.2	23.8	1.7	15.3	64.3
Change in fair value of warrant liability	—	—	(4.7)	(0.3)	4.7	(100.0)
Other	(0.6)	—	1.3	0.1	(1.9)	(146.2)
Total other expense	$34.8	2.9%	$18.9	1.4%	$15.9	84.1%

Income before income taxes	18.2	1.5%	64.3	4.7%	(46.1)	(71.7)%
Income tax expense	8.8	0.7	21.0	1.5	(12.2)	(58.1)
Net income	$9.4	0.8	$43.3	3.2	$(33.9)	(78.3)

OPERATING STATISTICS:
Company miles	175.1		159.7		15.4	9.6%
Owner operator miles	119.8		130.3		(10.5)	(8.1)
Total miles (in millions)(2)	294.9		290.0		4.9	1.7%

Rate per mile(3)	$2.83		$3.07		$(0.24)	(7.8)%
Revenue per tractor(4)	$170,800		$189,900		$(19,100)	(10.1)
Operating ratio	95.6%		93.9%
Adjusted operating ratio(5)	93.0%		89.7%

Company owned tractors, at period-end	3,051		2,799		252	9.0%
Owner operator tractors, at period-end	1,894		2,042		(148)	(7.2)
Number of trailers, at period-end	11,045		11,028		17	0.2%

Company owned tractors, average for the period	2,971		2,638		333	12.6%
Owner operator tractors, average for the period	1,906		2,049		(143)	(7.0)
Total tractors, average for the period	4,877		4,687		190	4.1%
(1) Refer to Reconciliation of Income from Operations to Adjusted Income from Operations.
(2) Miles are estimated based on information received as the date of filing. Miles may change quarter to quarter when final information is received from each operating segment.
(3) Rate per mile is the period’s revenue less fuel surcharge, brokerage and logistics revenues divided by total number of company and owner operator miles driven in the period.
(4) Revenue per tractor is the period’s revenue less fuel surcharge, brokerage and logistics revenues divided by the average number of tractors in the period, including owner operator tractors.
(5) Refer to Reconciliation of Operating Ratio to Adjusted Operating Ratio.

Daseke, Inc. and Subsidiaries
Supplemental Information: Specialized Solutions
(Unaudited)
(Dollars in millions, except rate per mile and revenue per tractor)

	Three Months Ended September 30,
	2023		2022		Change
	Amount	%	Amount	%	Absolute	Relative
REVENUE:
Company freight	$123.7	51.8%	$125.9	46.9%	$(2.2)	(1.7)%
Owner operator freight	36.1	15.1	48.8	18.2	(12.7)	(26.0)
Brokerage	40.7	17.1	46.9	17.5	(6.2)	(13.2)
Logistics	13.3	5.6	12.8	4.8	0.5	3.9
Fuel surcharge	24.9	10.4	34.2	12.6	(9.3)	(27.2)
Total revenue	$238.7	100.0%	$268.6	100.0%	$(29.9)	(11.1)%

OPERATING EXPENSES:
Salaries, wages and employee benefits	$66.5	27.9%	$71.5	26.6%	$(5.0)	(7.0)%
Fuel	25.8	10.8	29.0	10.8	(3.2)	(11.0)
Operations and maintenance	31.5	13.2	31.5	11.7	—	—
Purchased freight	60.8	25.5	76.4	28.4	(15.6)	(20.4)
Administrative	14.2	5.9	11.8	4.4	2.4	20.3
Taxes and licenses	2.4	1.0	2.4	0.9	—	—
Insurance and claims	9.4	3.9	10.6	3.9	(1.2)	(11.3)
Acquisition-related transaction expenses	—	—	0.2	0.1	(0.2)	(100.0)
Depreciation and amortization	15.1	6.3	13.4	5.0	1.7	12.7
Gain on disposition of revenue property and equipment	(2.0)	(0.8)	(2.3)	(0.9)	0.3	(13.0)
Restructuring	0.1	—	0.4	0.1	(0.3)	(75.0)
Total operating expenses	$223.8	93.8%	$244.9	91.2%	$(21.1)	(8.6)%
INCOME FROM OPERATIONS	$14.9	6.2%	$23.7	8.8%	$(8.8)	(37.1)%
ADJUSTED INCOME FROM OPERATIONS(1)	$16.9	7.1%	$29.5	11.0%	$(12.6)	(42.7)%

OPERATING STATISTICS:
Company miles	40.0		38.2		1.8	4.7%
Owner operator miles	8.3		10.0		(1.7)	(17.0)
Total miles (in millions)(2)	48.3		48.2		0.1	0.2

Rate per mile(3)	$3.31		$3.62		$(0.31)	(8.6)%
Revenue per tractor(4)	$64,700		$73,300		$(8,600)	(11.7)
Operating ratio	93.8%		91.2%
Adjusted Operating Ratio(5)	92.1%		87.4%

Company owned tractors, at quarter-end	2,123		1,982		141	7.1%
Owner operator tractors, at quarter-end	379		441		(62)	(14.1)
Number of trailers, at quarter-end	7,120		7,181		(61)	(0.8)

Company owned tractors, average for the quarter	2,092		1,942		150	7.7%
Owner operator tractors, average for the quarter	379		442		(63)	(14.3)
Total tractors, average for the quarter	2,471		2,384		87	3.6

(1) Refer to Reconciliation of Income from Operations to Adjusted Income from Operations.
(2) Miles are estimated based on information received as the date of filing. Miles may change quarter to quarter when final information is received from each operating segment.
(3) Rate per mile is the period’s revenue less fuel surcharge, brokerage and logistics revenues divided by total number of company and owner operator miles driven in the period.
(4) Revenue per tractor is the period’s revenue less fuel surcharge, brokerage and logistics revenues divided by the average number of tractors in the period, including owner operator tractors.
(5) Refer to Reconciliation of Operating Ratio to Adjusted Operating Ratio.

Daseke, Inc. and Subsidiaries
Supplemental Information: Specialized Solutions
(Unaudited)
(Dollars in millions, except rate per mile and revenue per tractor)

	Nine Months Ended September 30,
	2023		2022		Increase (Decrease)
	$	%	$	%	Absolute	Relative
REVENUE:
Company freight	$362.9	51.2%	$365.8	48.0%	$(2.9)	(0.8)%
Owner operator freight	112.5	15.9	139.1	18.3	(26.6)	(19.1)
Brokerage	118.6	16.7	128.2	16.8	(9.6)	(7.5)
Logistics	41.5	5.9	36.1	4.7	5.4	15.0
Fuel surcharge	73.4	10.3	92.3	12.2	(18.9)	(20.5)
Total revenue	$708.9	100.0%	$761.5	100.0%	$(52.6)	(6.9)%

OPERATING EXPENSES:
Salaries, wages and employee benefits	$208.5	29.4%	$205.2	26.9%	$3.3	1.6%
Fuel	73.4	10.4	87.1	11.4	(13.7)	(15.7)
Operations and maintenance	92.0	13.0	86.1	11.3	5.9	6.9
Purchased freight	185.0	26.1	217.8	28.6	(32.8)	(15.1)
Administrative	38.8	5.5	34.8	4.6	4.0	11.5
Taxes and licenses	7.3	1.0	7.0	0.9	0.3	4.3
Insurance and claims	28.2	4.0	34.5	4.5	(6.3)	(18.3)
Acquisition-related transaction expenses	0.7	0.1	2.1	0.3	(1.4)	(66.7)
Depreciation and amortization	41.6	5.9	39.0	5.1	2.6	6.7
Gain on disposition of revenue property and equipment	(7.9)	(1.1)	(8.0)	(1.1)	0.1	(1.3)
Impairment	—	—	7.8	1.0	(7.8)	(100.0)
Restructuring	0.4	0.1	1.2	0.2	(0.8)	(66.7)
Total operating expenses	$668.0	94.2%	$714.6	93.8%	$(46.6)	(6.5)%
INCOME FROM OPERATIONS	$40.9	5.8%	$46.9	6.2%	$(6.0)	(12.8)%
ADJUSTED INCOME FROM OPERATIONS(1)	$53.2	7.5%	$72.7	9.5%	$(19.5)	(26.8)%

OPERATING STATISTICS:
Company miles	117.5		112.0		5.5	4.9%
Owner operator miles	25.9		31.6		(5.7)	(18.0)
Total miles (in millions)(2)	143.4		143.6		(0.2)	(0.1)

Rate per mile(3)	$3.32		$3.52		$(0.20)	(5.7)%
Revenue per tractor(4)	$193,800		$216,500		$(22,700)	(10.5)
Operating ratio	94.2%		93.8%
Adjusted Operating Ratio(5)	91.6%		89.1%

Company owned tractors, at period-end	2,123		1,982		141	7.1%
Owner operator tractors, at period-end	379		441		(62)	(14.1)
Number of trailers, at period-end	7,120		7,181		(61)	(0.8)

Company owned tractors, average for the period	2,053		1,867		186	10.0%
Owner operator tractors, average for the period	400		465		(65)	(14.0)
Total tractors, average for the period	2,453		2,332		121	5.2

(1) Refer to Reconciliation of Income from Operations to Adjusted Income from Operations.
(2) Miles are estimated based on information received as the date of filing. Miles may change quarter to quarter when final information is received from each operating segment.
(3) Rate per mile is the period’s revenue less fuel surcharge, brokerage and logistics revenues divided by total number of company and owner operator miles driven in the period.
(4) Revenue per tractor is the period’s revenue less fuel surcharge, brokerage and logistics revenues divided by the average number of tractors in the period, including owner operator tractors.
(5) Refer to Reconciliation of Operating Ratio to Adjusted Operating Ratio.

Daseke, Inc. and Subsidiaries
Supplemental Information: Flatbed Solutions
(Unaudited)
(Dollars in millions, except rate per mile and revenue per tractor)

	Three Months Ended September 30,
	2023		2022		Change
	Amount	%	Amount	%	Absolute	Relative
REVENUE:
Company freight	$45.0	27.5%	$42.7	22.0%	$2.3	5.4%
Owner operator freight	72.1	44.1	81.2	41.8	(9.1)	(11.2)
Brokerage	22.4	13.7	38.4	19.8	(16.0)	(41.7)
Logistics	1.7	1.0	1.0	0.5	0.7	70.0
Fuel surcharge	22.4	13.7	30.9	15.9	(8.5)	(27.5)
Total revenue	$163.6	100.0%	$194.2	100.0%	$(30.6)	(15.8)%

OPERATING EXPENSES:
Salaries, wages and employee benefits	$30.8	18.8%	$33.1	17.0%	$(2.3)	(6.9)%
Fuel	11.5	7.0	11.0	5.7	0.5	4.5
Operations and maintenance	12.5	7.6	12.3	6.3	0.2	1.6
Purchased freight	76.5	46.8	103.9	53.5	(27.4)	(26.4)
Administrative	6.2	3.8	6.0	3.1	0.2	3.3
Taxes and licenses	1.6	1.0	1.5	0.8	0.1	6.7
Insurance and claims	6.8	4.2	9.4	4.8	(2.6)	(27.7)
Acquisition-related transaction expenses	—	—	0.2	0.1	(0.2)	(100.0)
Depreciation and amortization	13.2	8.1	10.5	5.4	2.7	25.7
Gain on disposition of revenue property and equipment	(0.6)	(0.4)	(2.6)	(1.3)	2.0	(76.9)
Restructuring	—	—	0.4	0.2	(0.4)	(100.0)
Total operating expenses	$158.5	96.9%	$185.7	95.6%	$(27.2)	(14.6)%
INCOME FROM OPERATIONS	$5.1	3.1%	$8.5	4.4%	$(3.4)	(40.0)%
ADJUSTED INCOME FROM OPERATIONS(1)	$6.6	4.0%	$13.2	6.8%	$(6.6)	(50.0)%

OPERATING STATISTICS:
Company miles	19.0		16.2		2.8	17.3%
Owner operator miles	30.7		31.6		(0.9)	(2.8)
Total miles (in millions)(2)	49.7		47.8		1.9	4.0

Rate per mile(3)	$2.36		$2.59		$(0.23)	(8.9)%
Revenue per tractor(4)	$48,100		$51,300		$(3,200)	(6.2)
Operating ratio	96.9%		95.6%
Adjusted Operating Ratio(5)	95.3%		91.9%

Company owned tractors, at quarter-end	928		817		111	13.6%
Owner operator tractors, at quarter-end	1,515		1,601		(86)	(5.4)
Number of trailers, at quarter-end	3,925		3,847		78	2.0

Company owned tractors, average for the quarter	934		806		128	15.9%
Owner operator tractors, average for the quarter	1,501		1,607		(106)	(6.6)
Total tractors, average for the quarter	2,435		2,413		22	0.9

(1) Refer to Reconciliation of Income from Operations to Adjusted Income from Operations.
(2) Miles are estimated based on information received as the date of filing. Miles may change quarter to quarter when final information is received from each operating segment.
(3) Rate per mile is the period’s revenue less fuel surcharge, brokerage and logistics revenues divided by total number of company and owner operator miles driven in the period.
(4) Revenue per tractor is the period’s revenue less fuel surcharge, brokerage and logistics revenues divided by the average number of tractors in the period, including owner operator tractors.
(5) Refer to Reconciliation of Operating Ratio to Adjusted Operating Ratio.

Daseke, Inc. and Subsidiaries
Supplemental Information: Flatbed Solutions
(Unaudited)
(Dollars in millions, except rate per mile and revenue per tractor)

	Nine Months Ended September 30,
	2023		2022		Increase (Decrease)
	Amount	%	Amount	%	Absolute	Relative
REVENUE:
Company freight	$137.0	27.4%	$126.6	21.0%	$10.4	8.2%
Owner operator freight	220.7	44.1	258.6	42.8	(37.9)	(14.7)
Brokerage	68.3	13.6	127.2	21.1	(58.9)	(46.3)
Logistics	3.7	0.7	3.1	0.5	0.6	19.4
Fuel surcharge	70.8	14.2	88.1	14.6	(17.3)	(19.6)
Total revenue	$500.5	100.0%	$603.6	100.0%	$(103.1)	(17.1)%

OPERATING EXPENSES:
Salaries, wages and employee benefits	$100.1	20.0%	$94.1	15.6	$6.0	6.4%
Fuel	31.9	6.4	33.3	5.5	(1.4)	(4.2)
Operations and maintenance	37.4	7.5	34.1	5.6	3.3	9.7
Purchased freight	240.3	48.0	331.1	54.9	(90.8)	(27.4)
Administrative	16.6	3.3	18.0	3.0	(1.4)	(7.8)
Taxes and licenses	4.6	0.9	4.6	0.8	—	—
Insurance and claims	20.9	4.2	26.5	4.4	(5.6)	(21.1)
Acquisition-related transaction expenses	0.5	0.1	1.6	0.3	(1.1)	(68.8)
Depreciation and amortization	37.7	7.5	29.2	4.8	8.5	29.1
Gain on disposition of revenue property and equipment	(3.1)	(0.6)	(6.0)	(1.0)	2.9	(48.3)
Impairment	1.5	0.3	—	—	1.5	100.0
Restructuring	—	—	0.8	0.1	(0.8)	(100.0)
Total operating expenses	$488.4	97.6%	$567.3	94.0%	$(78.9)	(13.9)%
INCOME FROM OPERATIONS	$12.1	2.4%	$36.3	6.0%	$(24.2)	(66.7)%
ADJUSTED INCOME FROM OPERATIONS(1)	$21.2	4.2%	$49.3	8.2%	$(28.1)	(57.0)%

OPERATING STATISTICS:
Company miles	57.6		47.7		9.9	20.8%
Owner operator miles	93.9		98.7		(4.8)	(4.9)
Total miles (in millions)(2)	151.5		146.4		5.1	3.5

Rate per mile(3)	$2.36		$2.63		$(0.27)	(10.3)%
Revenue per tractor(4)	$147,600		$163,600		$(16,000)	(9.8)
Operating ratio	97.6%		94.0%
Adjusted Operating Ratio(5)	95.1%		90.4%

Company owned tractors, at period-end	928		817		111	13.6%
Owner operator tractors, at period-end	1,515		1,601		(86)	(5.4)
Number of trailers, at period-end	3,925		3,847		78	2.0

Company owned tractors, average for the period	918		771		147	19.1%
Owner operator tractors, average for the period	1,506		1,584		(78)	(4.9)
Total tractors, average for the period	2,424		2,355		69	2.9

(1) Refer to Reconciliation of Income from Operations to Adjusted Income from Operations.
(2) Miles are estimated based on information received as the date of filing. Miles may change quarter to quarter when final information is received from each operating segment.
(3) Rate per mile is the period’s revenue less fuel surcharge, brokerage and logistics revenues divided by total number of company and owner operator miles driven in the period.
(4) Revenue per tractor is the period’s revenue less fuel surcharge, brokerage and logistics revenues divided by the average number of tractors in the period, including owner operator tractors.
(5) Refer to Reconciliation of Operating Ratio to Adjusted Operating Ratio.

Daseke, Inc. and Subsidiaries
Reconciliation of Revenue to Net Revenue
Reconciliation of Operating Ratio to Adjusted Operating Ratio
Reconciliation of Income from Operations to Adjusted Income from Operations
(Unaudited)
(Dollars in millions)

	Three Months Ended September 30,
	2023	2022	2023	2022	2023	2022
	Consolidated		Flatbed Solutions		Specialized Solutions
Revenue	$402.3	$462.8	$163.6	$194.2	$238.7	$268.6
Less: Fuel surcharge revenue	(47.3)	(65.1)	(22.4)	(30.9)	(24.9)	(34.2)
Net Revenue	$355.0	$397.7	$141.2	$163.3	$213.8	$234.4

Revenue	$402.3	$462.8	$163.6	$194.2	$238.7	$268.6
Operating expenses	382.3	430.6	158.5	185.7	223.8	244.9
Income from Operations	$20.0	$32.2	$5.1	$8.5	$14.9	$23.7
Operating ratio	95.0%	93.0%	96.9%	95.6%	93.8%	91.2%

Stock-based compensation	(1.7)	2.4	(0.7)	1.0	(1.0)	1.4
Impairment	—	—	—	—	—	—
Acquisition-related transaction expenses	—	0.4	—	0.2	—	0.2
Restructuring	0.1	0.8	—	0.4	0.1	0.4
Business transformation	3.1	1.3	1.3	0.7	1.8	0.6
Severance	0.7	3.8	0.2	1.6	0.5	2.2
Amortization of intangible assets	1.7	1.8	0.7	0.8	1.0	1.0
Aveda operating expenses, net	(0.4)	—	—	—	(0.4)	—
Adjusted operating expenses	378.8	420.1	157.0	181.0	221.8	239.1
Adjusted Income from Operations	$23.5	$42.7	$6.6	$13.2	$16.9	$29.5

Net Revenue	$355.0	$397.7	$141.2	$163.3	$213.8	$234.4
Adjusted operating expenses	378.8	420.1	157.0	181.0	221.8	239.1
Less: Fuel surcharge revenue	(47.3)	(65.1)	(22.4)	(30.9)	(24.9)	(34.2)
Adjusted operating expenses, net of fuel surcharge	$331.5	$355.0	$134.6	$150.1	$196.9	$204.9
Adjusted Operating Ratio	93.4%	89.3%	95.3%	91.9%	92.1%	87.4%

Daseke, Inc. and Subsidiaries
Reconciliation of Revenue to Net revenue
Reconciliation of Operating Ratio to Adjusted Operating Ratio
Reconciliation of Income from Operations to Adjusted Income from Operations
(Unaudited)
(Dollars in millions)

	Nine Months Ended September 30,
	2023	2022	2023	2022	2023	2022
	Consolidated		Flatbed Solutions		Specialized Solutions
Revenue	$1,209.4	$1,365.1	$500.5	$603.6	$708.9	$761.5
Less: Fuel surcharge revenue	(144.2)	(180.4)	(70.8)	(88.1)	(73.4)	(92.3)
Net revenue	$1,065.2	$1,184.7	$429.7	$515.5	$635.5	$669.2

Revenue	$1,209.4	$1,365.1	$500.5	$603.6	$708.9	$761.5
Operating expenses	1,156.4	1,281.9	488.4	567.3	668.0	714.6
Income from Operations	$53.0	$83.2	$12.1	$36.3	$40.9	$46.9
Operating ratio	95.6%	93.9%	97.6%	94.0%	94.2%	93.8%

Stock-based compensation	5.3	8.8	2.2	3.8	3.1	5.0
Impairment	1.5	7.8	1.5	—	—	7.8
Acquisition-related transaction expenses	1.2	3.7	0.5	1.6	0.7	2.1
Restructuring	0.4	2.0	—	0.8	0.4	1.2
Business transformation	6.9	6.2	2.8	2.7	4.1	3.5
Impaired lease termination	—	(0.1)	—	—	—	(0.1)
Severance	1.5	4.2	0.3	1.8	1.2	2.4
Amortization of intangible assets	4.8	5.2	1.8	2.3	3.0	2.9
Aveda operating expenses, net	(0.2)	1.0	—	—	(0.2)	1.0
Adjusted operating expenses	1,135.0	1,243.1	479.3	554.3	655.7	688.8
Adjusted Income from Operations	$74.4	$122.0	$21.2	$49.3	$53.2	$72.7

Net Revenue	$1,065.2	$1,184.7	$429.7	$515.5	$635.5	$669.2
Adjusted operating expenses	1,135.0	1,243.1	479.3	554.3	655.7	688.8
Less: Fuel surcharge revenue	(144.2)	(180.4)	(70.8)	(88.1)	(73.4)	(92.3)
Adjusted operating expenses, net of fuel surcharge	$990.8	$1,062.7	$408.5	$466.2	$582.3	$596.5
Adjusted Operating Ratio	93.0%	89.7%	95.1%	90.4%	91.6%	89.1%

Daseke, Inc. and Subsidiaries
Reconciliation of Net Income (Loss) to Adjusted EBITDA by Segment
Reconciliation of Net Income (Loss) Margin to Adjusted EBITDA Margin by Segment
(Unaudited)
(Dollars in millions)

	Three Months Ended			Nine Months Ended
	September 30, 2023			September 30, 2023
	Flatbed Solutions	Specialized Solutions	Consolidated	Flatbed	Specialized	Consolidated
Net income (loss)	$(1.0)	$4.2	$3.2	$(4.9)	$14.3	$9.4
Depreciation and amortization	13.2	15.1	28.3	37.7	41.6	79.3
Interest income	(0.5)	(0.6)	(1.1)	(1.6)	(2.1)	(3.7)
Interest expense	5.5	7.9	13.4	16.4	22.7	39.1
Income tax expense	1.1	3.5	4.6	2.2	6.6	8.8
Stock-based compensation	(0.7)	(1.0)	(1.7)	2.2	3.1	5.3
Restructuring	—	0.1	0.1	—	0.4	0.4
Impairment	—	—	—	1.5	—	1.5
Acquisition-related transaction expenses	—	—	—	0.5	0.7	1.2
Business transformation	1.3	1.8	3.1	2.8	4.1	6.9
Severance	0.2	0.5	0.7	0.3	1.2	1.5
Aveda expenses, net	—	(0.4)	(0.4)	—	(0.2)	(0.2)
Adjusted EBITDA	$19.1	$31.1	$50.2	$57.1	$92.4	$149.5
Total revenue	163.6	238.7	402.3	500.5	708.9	1,209.4
Net revenue	141.2	213.8	355.0	429.7	635.5	1,065.2
Net income (loss) margin	(0.6)%	1.8%	0.8%	(1.0)%	2.0%	0.8%
Adjusted EBITDA margin	13.5%	14.5%	14.1%	13.3%	14.5%	14.0%

Daseke, Inc. and Subsidiaries
Reconciliation of Net Income to Adjusted EBITDA by Segment
Reconciliation of Net Income Margin to Adjusted EBITDA Margin by Segment
(Unaudited)
(Dollars in millions)

	Three Months Ended			Nine Months Ended
	September 30, 2022			September 30, 2022
	Flatbed Solutions	Specialized Solutions	Consolidated	Flatbed	Specialized	Consolidated
Net income	$2.0	$10.6	$12.6	$20.1	$23.2	$43.3
Depreciation and amortization	10.5	13.4	23.9	29.2	39.0	68.2
Interest income	(0.3)	(0.4)	(0.7)	(0.5)	(1.0)	(1.5)
Interest expense	3.9	5.3	9.2	10.3	13.5	23.8
Income tax expense	3.0	6.9	9.9	8.7	12.3	21.0
Stock-based compensation	1.0	1.4	2.4	3.8	5.0	8.8
Restructuring	0.4	0.4	0.8	0.8	1.2	2.0
Impairment	—	—	—	—	7.8	7.8
Acquisition-related transaction expenses	0.2	0.2	0.4	1.6	2.1	3.7
Business transformation	0.7	0.6	1.3	2.7	3.5	6.2
Impaired lease termination	—	—	—	—	(0.1)	(0.1)
Severance	1.6	2.2	3.8	1.8	2.4	4.2
Change in fair value of warrant liability	—	—	—	(2.1)	(2.6)	(4.7)
Aveda expenses, net	—	1.2	1.2	—	2.5	2.5
Adjusted EBITDA	$23.0	$41.8	$64.8	$76.4	$108.8	$185.2
Total revenue	194.2	268.6	462.8	603.6	761.5	1,365.1
Net revenue	163.3	234.4	397.7	515.5	669.2	1,184.7
Net income margin	1.0%	3.9%	2.7%	3.3%	3.0%	3.2%
Adjusted EBITDA margin	14.1%	17.8%	16.3%	14.8%	16.3%	15.6%

Daseke, Inc. and Subsidiaries
Reconciliation of Net Income to Adjusted Net Income
Calculation of Adjusted Net Income Attributable to Common Stockholders
Reconciliation of EPS to Adjusted EPS
(Unaudited)
(Dollars in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net income	$3.2	$12.6	$9.4	43.3
Adjusted for:
Income tax expense	4.6	9.9	8.8	21.0
Income before income taxes	7.8	22.5	18.2	64.3
Add:
Stock-based compensation	(1.7)	2.4	5.3	8.8
Impairment	—	—	1.5	7.8
Restructuring	0.1	0.8	0.4	2.0
Business transformation	3.1	1.3	6.9	6.2
Severance	0.7	3.8	1.5	4.2
Impaired lease termination	—	—	—	(0.1)
Acquisition-related transaction expenses	—	0.4	1.2	3.7
Amortization of intangible assets	1.7	1.8	4.8	5.2
Write-off of unamortized deferred financing fees	0.3	—	1.0	—
Change in fair value of warrant liability	—	—	—	(4.7)
Aveda expenses, net	(0.4)	1.2	(0.2)	2.5
Adjusted income before income taxes	11.6	34.2	40.6	99.9
Income tax expense at adjusted effective rate	(3.8)	(10.1)	(12.6)	(28.8)
Adjusted Net Income	$7.8	$24.1	$28.0	$71.1

Net income	$3.2	$12.6	$9.4	$43.3
Less Series A preferred dividends	(1.3)	(1.3)	(3.7)	(3.7)
Less Series B preferred dividends	(0.8)	—	(3.6)	—
Net income attributable to common stockholders	1.1	11.3	2.1	39.6
Allocation of earnings to non-vested participating restricted stock units	—	—	—	(0.1)
Numerator for basic EPS - net income available to common stockholders - two class method	$1.1	$11.3	$2.1	$39.5
Effect of dilutive securities:
Add back Series A preferred dividends	$—	$—	$—	$—
Add back allocation earnings to participating securities	—	—	—	0.1
Reallocation of earnings to participating securities considering potentially dilutive securities	—	—	—	(0.1)
Numerator for diluted EPS - net income available to common stockholders - two class method	$1.1	$11.3	$2.1	$39.5

Daseke, Inc. and Subsidiaries
Reconciliation of EPS to Adjusted EPS (continued)
Calculation of Adjusted Net Income Attributable to Common Stockholders (continued)
(Unaudited)
(Dollars in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Adjusted Net Income	$7.8	$24.1	$28.0	$71.1
Less Series A preferred dividends	(1.3)	(1.3)	(3.7)	(3.7)
Less Series B preferred dividends	(0.8)	—	(3.6)	—
Allocation of earnings to non-vested participating restricted stock units	—	—	—	(0.1)
Numerator for basic EPS - adjusted net income available to common stockholders - two class method	$5.7	$22.8	$20.7	$67.3
Effect of dilutive securities:
Add back Series A preferred dividends	$—	$1.3	$—	$3.7
Add back allocation earnings to participating securities	—	—	—	0.1
Reallocation of earnings to participating securities considering potentially dilutive securities	—	—	—	(0.1)
Numerator for diluted EPS - adjusted net income available to common stockholders - two class method (Adjusted net income attributable to common stockholders)	$5.7	$24.1	$20.7	$71.0

Basic EPS
EPS	$0.02	$0.18	$0.05	$0.62
Adjusted EPS	$0.13	$0.36	$0.46	$1.06
Diluted EPS
EPS	$0.02	$0.17	$0.04	$0.60
Adjusted EPS	$0.12	$0.34	$0.44	$0.99
Weighted-average common shares outstanding:
Basic	46,089,770	63,535,897	45,588,585	63,301,446
Basic - adjusted	46,089,770	63,535,897	45,588,585	63,301,446
Diluted	47,608,158	66,270,641	47,613,017	66,266,666
Diluted - adjusted	47,608,158	71,922,814	47,613,017	71,918,839

Daseke, Inc. and Subsidiaries
Reconciliation of Revenue to Net Revenue
Reconciliation of Operating Ratio to Adjusted Operating Ratio
Reconciliation of Income from Operations to Adjusted Income from Operations
(Unaudited)
(Dollars in millions)

	Three Months Ended
	December 31,	March 31,	June 30,
	2022	2023	2023
Revenue	$408.2	$399.8	$407.3
Less: Fuel surcharge revenue	(57.7)	(51.5)	(45.4)
Net Revenue	$350.5	$348.3	$361.9

Revenue	$408.2	$399.8	$407.3
Operating expenses	393.0	387.9	386.2
Income from Operations	$15.2	$11.9	$21.1
Operating ratio	96.3%	97.0%	94.8%

Stock-based compensation	2.7	5.1	1.9
Impairment	1.6	—	1.5
Acquisition-related transaction expenses	0.1	0.4	0.8
Restructuring	0.4	1.0	(0.7)
Business transformation	4.3	2.9	0.9
Severance	0.5	0.1	0.8
Amortization of intangible assets	1.7	1.5	1.6
Aveda operating expenses, net	0.1	0.1	—
Adjusted operating expenses	381.6	376.8	379.4
Adjusted Income from Operations	$26.6	$23.0	$27.9

Net Revenue	$350.5	$348.3	$361.9
Adjusted operating expenses	381.6	376.8	379.4
Less: Fuel surcharge revenue	(57.7)	(51.5)	(45.4)
Adjusted operating expenses, net of fuel surcharge	$323.9	$325.3	$334.0
Adjusted Operating Ratio	92.4%	93.4%	92.3%

Daseke, Inc. and Subsidiaries
Reconciliation of Net Income to Adjusted Net Income
Calculation of Adjusted Net Income Attributable to Common Stockholders
Reconciliation of EPS to Adjusted EPS
(Unaudited)
(Dollars in millions, except per share data)

Three Months Ended June 30,
2023
Net income	$5.7
Adjusted for:
Income tax expense	3.8
Income before income taxes	9.5
Add:
Stock-based compensation	1.9
Impairment	1.5
Restructuring	(0.7)
Business transformation	0.9
Severance	0.8
Acquisition-related transaction expenses	0.8
Amortization of intangible assets	1.6
Write-off of unamortized deferred financing fees	0.7
Change in fair value of warrant liability	—
Aveda expenses, net	—
Adjusted income before income taxes	17.0
Income tax expense at adjusted effective rate	(5.1)
Adjusted Net Income	$11.9

Net income	$5.7
Less Series A preferred dividends	(1.2)
Less Series B preferred dividends	(1.3)
Net income attributable to common stockholders	3.2
Allocation of earnings to non-vested participating restricted stock units	—
Numerator for basic EPS - net loss available to common stockholders - two class method	$3.2
Effect of dilutive securities:
Add back Series A preferred dividends	$—
Add back allocation earnings to participating securities	—
Reallocation of earnings to participating securities considering potentially dilutive securities	—
Numerator for diluted EPS - net loss available to common stockholders - two class method	$3.2

Daseke, Inc. and Subsidiaries
Reconciliation of EPS to Adjusted EPS (continued)
Calculation of Adjusted Net Income Attributable to Common Stockholders (continued)
(Unaudited)
(Dollars in millions, except per share data)

Three Months Ended June 30,
2023
Adjusted Net Income	$11.9
Less Series A preferred dividends	(1.2)
Less Series B preferred dividends	(1.3)
Allocation of earnings to non-vested participating restricted stock units	—
Numerator for basic EPS - adjusted net income available to common stockholders - two class method	$9.4
Effect of dilutive securities:
Add back Series A preferred dividends	$—
Add back allocation earnings to participating securities	—
Reallocation of earnings to participating securities considering potentially dilutive securities	—
Numerator for diluted EPS - adjusted net income available to common stockholders - two class method (Adjusted net income attributable to common stockholders)	$9.4

Basic EPS
EPS	$0.07
Adjusted EPS	$0.21
Diluted EPS
EPS	$0.07
Adjusted EPS	$0.20
Weighted-average common shares outstanding:
Basic	45,521,935
Basic - adjusted	45,521,935
Diluted	47,514,098
Diluted - adjusted	47,514,098